Exhibit 99.1

SUPERVALU Completes Acquisition of Associated Grocers of Florida

MINNEAPOLIS, Minn.--(BUSINESS WIRE) - December 8, 2017 -- SUPERVALU INC. (NYSE: SVU) today announced it has completed the previously announced acquisition of Associated Grocers of Florida, Inc. in a transaction valued at approximately $193 million. Associated Grocers of Florida adds a dynamic grocery wholesaler to SUPERVALU’s growing national distribution network with annual sales of approximately $650 million in its last fiscal year as estimated under SUPERVALU’s accounting policies. This acquisition marks the second completed acquisition of 2017 for SUPERVALU as the Company continues to strategically invest in growing its wholesale business.

“The addition of Associated Grocers of Florida is another important step on our journey to becoming the wholesaler of choice for grocery retailers,” said Mark Gross, SUPERVALU’s President and Chief Executive Officer. “AG of Florida has a tremendous retailer base across central and south Florida and we’ll immediately gain a vibrant group of customers as well as an ability to expand internationally with AG’s customers in territories that include the Caribbean, and Central and South America.”

Gross continued, “I’m also thrilled that Christopher Miller, AG’s former president, will continue with us in a similar role as president of SUPERVALU Florida going forward. Chris has built a great team and we’re very excited that they’re now a part of our SUPERVALU family. Between the Unified Grocers and AG of Florida acquisitions, we’ve added substantial talent that will help us meet the rapidly changing needs of the markets we serve, including the growing specialty, organic, Latino and Hispanic markets.”

About SUPERVALU INC.
(The following information on sales, store counts and employees is as of SUPERVALU’s last fiscal quarter end and does not include AG of Florida)

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $16 billion. SUPERVALU serves customers across the United States through a network of 3,337 stores composed of 3,120 stores operated by wholesale customers serviced primarily by Supervalu’s food distribution business and 217 traditional retail grocery stores operated under five retail banners in six geographic regions (store counts as of September 9, 2017). Headquartered in Minnesota, SUPERVALU has approximately 31,000 employees.

Founded in 1945, Associated Grocers of Florida, Inc. is a wholesale grocery distributor that supplies full lines of groceries and general merchandise to independent retailers and regional chains throughout Florida, Central America, South America and Caribbean countries.

For more information about SUPERVALU visit www.supervalu.com.

INVESTOR CONTACT:
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com

MEDIA CONTACT:
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com